Exhibit 10.1

AMENDMENT NO. 2

     This AMENDMENT No. 2 dated as of February 23, 2005 (“Amendment No. 2”), is entered into by and among DAYTON SUPERIOR CORPORATION, an Ohio corporation (“Borrower”), and the persons designated as “Lenders” whose signatures appear below.

     WHEREAS, Borrower, the Lenders (as defined therein) and Agent are party to the Credit Agreement dated as of January 30, 2004 as amended by Amendment No. 1, dated as of June 30, 2004 (“Original Credit Agreement”; all capitalized terms defined in the Original Credit Agreement and not otherwise defined herein to have the meanings assigned thereto in the Original Credit Agreement or in Annex A thereto); and

     WHEREAS, Borrower has requested that the Original Credit Agreement be amended in the manner set forth below.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and the Lenders whose signatures appear below agree as follows:

SECTION 1.
AMENDMENTS

     Subject to the satisfaction of the conditions to effectiveness referred to in Section 2 below, the Original Credit Agreement is hereby amended as follows:

     (a) Section 1.5(c) of the Original Credit Agreement is amended and restated in its entirety as follows:

(c) Prepayments from Asset Dispositions. Except as otherwise provided in Section 1.5(f) hereof, immediately upon receipt of any Net Proceeds in respect of any Asset Disposition in excess of $1,000,000 for any single transaction or series of related transactions, Borrower shall repay the Revolving Credit Advances by an amount equal to the amount of such Net Proceeds and the Revolving Loan Commitment shall be permanently reduced by the amount of such Net Proceeds provided, however, that any such requirement to repay Revolving Credit Advances in respect of such Net Proceeds shall be reduced to the extent that Borrower shall have certified to Agent that such Net Proceeds have been deemed to have been applied to effect a permanent reduction of Revolving Loan Commitment under clause 3(A) of Section 4.10 of the Senior Notes Indenture and clause 3(A) of Section 4.10 of the Senior Subordinated Notes Indenture. Notwithstanding the foregoing, Borrower or their Subsidiaries may reinvest all Net Proceeds of such Asset Disposition, within three hundred sixty-five (365) days of receipt of such Net Proceeds, in Productive Assets; provided, further, that, without limitation of any prepayment obligation above in this clause (c), on each date (but not earlier than the one hundred eightieth (180th) day following the date of consummation of any Asset Disposition, or such later day to which Requisite Lenders, in their sole discretion, may agree at the request of Borrower) on which Net Proceeds of one or more Asset Dispositions constituting Permitted Sale Leasebacks that have not been applied to repay Revolving Credit Advances (and permanently reduce the Revolving Loan Commitment)

or reinvested in Productive Assets exceed in the aggregate $10,000,000, Borrower shall immediately repay the Revolving Credit Advances by an amount equal to the amount of such excess Net Proceeds as provided in the first sentence of this paragraph (c), and the Revolving Loan Commitment shall be permanently reduced by the amount of repayment. If the applicable Credit Party does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without such reinvestment of such Net Proceeds, Borrower shall prepay the Revolving Credit Advances in an amount equal to such remaining Net Proceeds of such Asset Disposition to the extent otherwise required by this Section 1.5(c).

     (b) Section 3.17 of the Original Credit Agreement is amended and restated in its entirety as follows:

3.17. Sale-Leasebacks. The Credit Parties shall not and shall not cause or permit any of their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets, except for any Permitted Sale Leaseback.

     (c) Annex A of the Original Credit Agreement is amended by adding the following definitions in their appropriate alphabetical place:

           (i) “Amendment No. 1” means Amendment No. 1, dated as of June 30, 2004, to this Agreement.

           (ii) “Amendment No. 2” means Amendment No. 2, dated as of February 23, 2005, to this Agreement.

           (iii) “Permitted Sale Leaseback” means any sale of personal or real property (with or without improvements thereon) by any Credit Party to a Person who is not an Affiliate of Borrower and the entering into by such Credit Party as lessee of a lease of such personal or real property (and, if included in such transfer) the improvements thereon so long as (i) the sale of such personal or real property (and, if applicable, improvements) complies with Section 3.7, (ii) such lease is on current market terms for the area in which such personal or real property is located as reasonably determined by the Borrower, (iii) no Default or Event of Default then exists or would result from such sale or lease and (iv) the aggregate unpaid rent (other than any portion of rent attributable to interest or finance costs) in respect of such sale and any prior sales constituting part of a sale and leaseback transaction does not exceed $25,000,000.

SECTION 2.
CONDITIONS TO EFFECTIVENESS

     This Amendment No. 2 shall become effective on the date, which must be on or prior to February 28, 2005 (the “Effective Date”) in the event that on or prior to such date:

     (a) Agent shall have received one or more counterparts of this Amendment No. 2 executed and delivered by Borrower and Requisite Lenders; and

     (b) there shall be no continuing Default or Event of Default and the representations and warranties of Borrower contained in this Amendment No. 2 shall be true and correct in all material respects.

SECTION 3.
LIMITATION ON SCOPE

     Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Loan Documents shall remain in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein and shall not be deemed to be waivers of, amendments of, consents to or modifications of any term or provision of the Loan Documents or any other document or instrument referred to therein or of any transaction or further or future action on the part of Borrower requiring the consent of Agent or Lenders except to the extent specifically provided for herein. Agent and Lenders have not and shall not be deemed to have waived any of their respective rights and remedies against Borrower for any existing or future Defaults or Event of Default.

SECTION 4.
MISCELLANEOUS

     (a) Borrower hereby represents and warrants as follows:

           (i) this Amendment No. 2 has been duly authorized and executed by Borrower and the Original Credit Agreement, as amended by this Amendment No. 2, is the legal, valid and binding obligation of Borrower that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium and similar laws affecting the rights of creditors in general; and

           (ii) Borrower repeats and restates the representations and warranties of Borrower contained in the Original Credit Agreement as of the date of this Amendment No. 2 and as of the Effective Date, except to the extent such representations and warranties relate to a specific date.

     (b) This Amendment No. 2 is being delivered in the State of New York.

     (c) Borrower hereby ratifies and confirm the Original Credit Agreement as amended hereby, and agree that, as amended hereby, the Original Credit Agreement remains in full force and effect.

     (d) Borrower agrees that all Loan Documents remain in full force and effect notwithstanding the execution and delivery of this Amendment No. 2.

     (e) This Amendment No. 2 may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

     (f) All references in the Loan Documents to the “Credit Agreement” and in the Original Credit Agreement as amended hereby to “this Agreement,” “hereof,” “herein” or the like shall mean and refer to the Original Credit Agreement as amended by this Amendment No. 2 (as well as by all subsequent amendments, restatements, modifications and supplements thereto).

     (g) Each of the following provisions of the Original Credit Agreement is hereby incorporated herein by this reference with the same effect as though set forth in its entirety herein, mutatis mutandis, and as if “this Agreement” in any such provision read “this Amendment No. 2”:

Section 9.3 (Notices), Section 9.6, (Severability), Section 9.8 (Headings), Section 9.9 (Applicable Law), Section 9.12 (Construction), Section 9.15 (Waiver of Jury Trial) and Section 9.17 (Entire Agreement).

[signature pages follow]

WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWER:
DAYTON SUPERIOR CORPORATION
By:	/s/ Edward J. Puisis Name: Edward J. Puisis Vice President and Chief Financial Officer
LENDERS:
GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender
By:	/s/ Sandra Claghorn Name: Sandra Claghorn Senior Vice President
GMAC COMMERCIAL FINANCE LLC, as a Lender
By:	/s/ Robert J. Brandow Name: Robert J. Brandow Director